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                             AMES DEPARTMENT STORES, INC.           Exhibit 20
                                MARCH RESULTS VS. PLAN              Page 1 of 2
                                   MANAGEMENT FORMAT
                                      (Unaudited)
                                     (In Millions)
                                  March 1994          Fiscal 1995 Year-to-Date
                             Actual  Plan*  Last Yr**  Actual   Plan*  Last Yr**
INCOME SUMMARY:
Net Sales                    $178.9  $181.4   $172.0   $300.4   $306.5   $296.7

FIFO Margin     $              44.0    48.3     44.6     73.6     79.2     76.3
     Margin     %             24.6%   26.6%    25.9%    24.5%    25.9%    25.7%

Total Expenses                 50.3    49.9     47.4     89.7     91.0     86.9

Gain on Dispos. of Properties   0.7       -        -      1.8        -        -
                             ---------------------------------------------------
EBIT                           (5.6)   (1.6)    (2.8)   (14.3)   (11.8)   (10.6)

Net Interest Expense           (2.1)   (2.4)    (3.1)    (3.9)    (4.5)    (4.6)
Income Tax Expense                -       -        -        -        -        -
                             ---------------------------------------------------
Net Loss                      ($7.7)  ($4.0)   ($5.9)  ($18.2)  ($16.3)  ($15.2)
                             ===================================================
Depr/Amort, LIFO, & other,net  (2.6)    0.2      0.6     (2.6)     0.5      1.0
                             ---------------------------------------------------
EBITDA                        ($3.0)  ($1.8)   ($3.4)  ($11.7)  ($12.3)  ($11.6)
                             ===================================================

BALANCE SHEET SUMMARY:                                  Balance at
                                                       end of Period
                                                      Actual    Plan
                                                     ------------------
Unrestricted Cash and Cash Equivalents                  $38.0    $28.1
Restricted Cash and Cash Equivalents                     54.8     64.2
Merchandise Inventories, LIFO                           494.0    487.0
Other Current Assets                                     35.7     40.3
                                                     ------------------
     Total Current Assets                               622.5    619.6
Net Fixed Assets                                         22.1     29.0
Other Assets                                              1.7        -
                                                     ------------------
     Total Assets                                      $646.3   $648.6
                                                     ==================

Trade Accounts Payable                                 $119.7    $67.5
Short-Term Debt (Revolver)                               73.6    110.0
Other Current Liabilities                               203.2    190.0
                                                     ------------------
     Total Current Liabilities                          396.5    367.5
Long-Term Debt                                           76.8    110.1
Fresh-start Excess Net Assets (Negative Goodwill)        53.7     53.7
Unfavorable Lease Liability                              24.7     24.7
Other Long-Term Liabilities                              52.3     51.0
                                                     ------------------
     Total Liabilities & Excess Reval. Net Assets       604.0    607.0
Paid-In-Capital                                          73.5     70.1
Retained Earnings (Deficit)                             (31.2)   (28.5)
                                                     ------------------
     Total Liabilities & Equity                        $646.3   $648.6
                                                     ==================

          * As reported on Form 8-K dated February 17, 1994.
         ** Last year's (fiscal 1994) income summary represents 309 stores as compared to 307 stores in March 1994.

NOTE: EBIT is earnings (loss) before interest, income tax expense, and any non-cash extraordinary items. EBITDA is EBIT before depreciation & amortization, LIFO expense or credit, and non-cash unusual charges and gains.

                                    Page 6 of 7
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